Exhibit 99.1

CONTACTS:	NEWS RELEASE

Media Relations:	Investor Relations:
Brett Kerr	Bryan Kimzey
713-830-8809	713-830-8777
brett.kerr@calpine.com	bryan.kimzey@calpine.com

CALPINE REPORTS FULL YEAR 2018 RESULTS

Summary 2018 Financial Results (in millions):

	Year Ended December 31,
	2018	2017	% Change

Operating Revenues	$9,512	$8,752	8.7%
Income from operations	$762	$378	101.6%
Cash provided by operating activities	$1,101	$949	16.0%
Net Income (Loss)[1]	$10	$(339)	NM
Commodity Margin[2]	$3,033	$2,708	12.0%
Adjusted Unlevered Free Cash Flow[2]	$1,634	$1,397	17.0%
Adjusted Free Cash Flow[2]	$976	$751	30.0%
________

[1]	Reported as Net Income (Loss) attributable to Calpine on our Consolidated Statements of Operations.

[2]	Non-GAAP financial measure, see “Regulation G Reconciliations” for further details.
(HOUSTON, Texas) March 8, 2019 – Calpine Corporation today reported Net Income1 of $10 million for the year ended December 31, 2018, compared to a Net Loss of $339 million in the prior year. The year-over-year increase in Net Income was primarily due to an increase in Commodity Margin2 in each of our wholesale regional segments and a decrease in operating and maintenance expense driven by the timing of maintenance outage costs for the year ended December 31, 2018, when compared to 2017. Cash provided by operating activities for 2018 was $1,101 million compared to $949 million in the prior year. The increase in cash provided by operating activities in 2018 was primarily due to an increase in income from operations, adjusted for non-cash items, partially offset by an increase in working capital employed resulting from the year-over-year change in net collateral margining requirements associated with our commodity hedging activity.

Calpine Reports Full Year 2018 Results
March 8, 2019

REGIONAL SEGMENT REVIEW OF RESULTS

Table 1: Commodity Margin by Segment (in millions)

	Year Ended December 31,
	2018	2017	Variance
West	$1,060	$970	$90
Texas	646	552	94
East	970	790	180
Retail	357	396	(39)
Total	$3,033	$2,708	$325

West

Commodity Margin in our West segment increased by $90 million in 2018 compared to the prior year. Primary drivers were:

+	new contracts at our Metcalf and Sutter Energy Centers that became effective in 2018,

+	higher spark spreads and

+	higher generation, partially offset by

–	lower contribution from hedges.

Texas

Commodity Margin in our Texas segment increased by $94 million in 2018 compared to the prior year. Primary drivers were:

+	higher spark spreads in ERCOT and

+	higher revenue associated with the sale of environmental credits in the first quarter of 2018 with no similar activity in 2017, partially offset by

–	lower contribution from hedges.

East

Commodity Margin in our East segment increased by $180 million in 2018 compared to the prior year. Primary drivers were:

+	higher regulatory capacity revenue in PJM and ISO-NE,

+	higher spark spreads in ISO-NE and

+	a gain recorded during the first quarter of 2018 associated with the cancellation of a contract, partially offset by

–	lower contribution from hedges and

–	lower spark spreads in PJM.

Retail

Commodity Margin in our Retail segment decreased by $39 million in 2018 compared to the prior year, primarily due to higher purchased energy and capacity supply costs in Texas and the Northeast.

Calpine Reports Full Year 2018 Results
March 8, 2019

LIQUIDITY, CASH FLOW AND CAPITAL RESOURCES

Table 2: Liquidity (in millions)

	December 31, 2018	December 31, 2017
Cash and cash equivalents, corporate(1)	$141	$228
Cash and cash equivalents, non-corporate	64	56
Total cash and cash equivalents	205	284
Restricted cash	201	159
Corporate Revolving Facility availability(2)	966	1,161
CDHI letter of credit facility availability(3)	49	56
Other facilities availability(4)	7	—
Total current liquidity availability	$1,428	$1,660
____________

(1)
Our ability to use corporate cash and cash equivalents is unrestricted. Includes $52 million and $4 million of margin deposits posted with us by our counterparties at December 31, 2018 and 2017, respectively.

(2)
Our ability to use availability under our Corporate Revolving Facility is unrestricted. For the year ended December 31, 2018, we utilized an incremental approximately $95 million in capacity primarily through letter of credit issuances. Additionally, on March 8, 2018, the capacity of our Corporate Revolving Facility decreased by $320 million to $1.47 billion, only to be subsequently increased on May 18, 2018, by approximately $220 million to approximately $1.69 billion.

(3)
Our $300 million CDHI letter of credit facility is restricted to support certain obligations under PPAs and power transmission and natural gas transportation agreements as well as fund the construction of our Washington Parish Energy Center. Pursuant to the terms and conditions of the CDHI credit agreement, the capacity under the CDHI letter of credit facility will be reduced to $125 million on June 30, 2019. The decrease in capacity will not have a material effect on our liquidity as alternative sources of liquidity are available.

(4)
We have two unsecured letter of credit facilities with third party financial institutions totaling $200 million. One of the facilities, with commitments totaling $150 million, matures partially in June 2020 and fully by December 2020. The other facility, with commitments totaling $50 million, matures in June 2020.

Liquidity was approximately $1.4 billion as of December 31, 2018. Cash and cash equivalents decreased in 2018 primarily due to net repayments of debt, consistent with our announced plan to reduce leverage, partially offset by cash provided by operating activities.
Table 3: Cash Flow Activities (in millions)

	Year Ended December 31,
	2018	2017
Beginning cash, cash equivalents and restricted cash	$443	$606
Net cash provided by (used in):
Operating activities	1,101	949
Investing activities	(392)	(211)
Financing activities	(746)	(901)
Net decrease in cash, cash equivalents and restricted cash	(37)	(163)
Ending cash, cash equivalents and restricted cash	$406	$443

Cash provided by operating activities in 2018 was $1,101 million compared to $949 million in the previous year. The year-over-year increase was primarily due to an increase in income from operations, adjusted for non-cash items, partially offset by an increase in working capital employed resulting from the period-over-period change in net collateral margining requirements associated with our commodity hedging activity.

Cash used in investing activities was $392 million during 2018 compared to $211 million in the prior year. The increase was primarily driven by increased capital expenditures associated with additional capitalization of seasonal maintenance outage costs, partially offset by a distribution received in 2018 from an unconsolidated subsidiary.

Cash used in financing activities was $746 million during 2018 compared to $901 million in the prior year. Cash usage in both 2017 and 2018 is primarily driven by normal debt service payments during each respective period as

Calpine Reports Full Year 2018 Results
March 8, 2019

well as the pay down of the $550 million 2017 First Lien Term Loan in 2017 and the repurchase of $390 million in aggregate principal Senior Unsecured Notes during 2018. Further, in 2019, through the date of this release, we repurchased an additional $48 million in aggregate principal of our Senior Unsecured Notes.
PG&E Bankruptcy
On January 29, 2019, PG&E and PG&E Corporation each filed voluntary petitions for relief under Chapter 11. We currently have several power plants that provide energy and energy-related products to PG&E under PPAs, many of which have PG&E collateral posting requirements. Since the bankruptcy filing, we have received all material payments under the PPAs, either directly or through the application of collateral. We also currently have numerous other agreements with PG&E related to the operation of our power plants in Northern California, under which PG&E has continued to provide service since its bankruptcy filing. We cannot predict the ultimate outcome of this matter and continue to monitor the bankruptcy proceedings.
Our power plants that sell energy and energy-related products to PG&E through PPAs, include Russell City Energy Center and Los Esteros Critical Energy Facility which both achieved commercial operations in 2013. As of December 31, 2018, our Consolidated Balance Sheet included $1.1 billion (including $169 million attributable to the noncontrolling interest) and $504 million (including $85 million attributable to the noncontrolling interest) in net long lived assets and non-recourse project finance debt, respectively, associated with these two power plants. Since the bankruptcy filing, we have received all material payments under both PPAs, either directly or through the application of collateral. We cannot predict whether the PPAs will be assumed through the bankruptcy proceeding, however, we believe that even if the contracts were not to be assumed, the undiscounted future cash flows of the power plants would exceed the carrying values of each of the facilities. We continue to monitor the bankruptcy proceedings for any changes in circumstances that would impact the carrying value of either power plant.
As a result of PG&E’s bankruptcy, we are currently unable to make distributions from our Russell City and Los Esteros projects in accordance with the terms of the project debt agreements associated with each related project. If PG&E does not seek to assume our PPAs through their bankruptcy proceedings, unless otherwise modified, we will incur an event of default under the Russell City and Los Esteros project debt agreements 180 days after the date of PG&E’s bankruptcy filing. We continue to monitor the bankruptcy proceedings and are assessing our options.

ABOUT CALPINE

Calpine Corporation is America’s largest generator of electricity from natural gas and geothermal resources with operations in competitive power markets.  Our fleet of 79 power plants in operation or under construction represents approximately 26,000 megawatts of generation capacity. Through wholesale power operations and our retail businesses Calpine Energy Solutions and Champion Energy, we serve customers in 24 states, Canada and Mexico. Our clean, efficient, modern and flexible fleet uses advanced technologies to generate power in a low-carbon and environmentally responsible manner. We are uniquely positioned to benefit from the secular trends affecting our industry, including the abundant and affordable supply of clean natural gas, environmental regulation, aging power generation infrastructure and the increasing need for dispatchable power plants to successfully integrate intermittent renewables into the grid. Please visit www.calpine.com to learn more about how Calpine is creating power for a sustainable future.

Calpine’s Annual Report on Form 10-K for the year ended December 31, 2018, will be filed with the Securities and Exchange Commission (SEC) and will be available on the SEC’s website at www.sec.gov.

Calpine Reports Full Year 2018 Results
March 8, 2019

FORWARD-LOOKING INFORMATION

In addition to historical information, this release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act, and Section 21E of the Exchange Act. Forward-looking statements may appear throughout this release. We use words such as “believe,” “intend,” “expect,” “anticipate,” “plan,” “may,” “will,” “should,” “estimate,” “potential,” “project” and similar expressions to identify forward-looking statements. Such statements include, among others, those concerning our expected financial performance and strategic and operational plans, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. We believe that the forward-looking statements are based upon reasonable assumptions and expectations. However, you are cautioned that any such forward-looking statements are not guarantees of future performance and that a number of risks and uncertainties could cause actual results to differ materially from those anticipated in the forward-looking statements. Such risks and uncertainties include, but are not limited to:

•
Financial results that may be volatile and may not reflect historical trends due to, among other things, seasonality of demand, fluctuations in prices for commodities such as natural gas and power, changes in U.S. macroeconomic conditions, fluctuations in liquidity and volatility in the energy commodities markets and our ability and extent to which we hedge risks;

•
Laws, regulations and market rules in the wholesale and retail markets in which we participate and our ability to effectively respond to changes in laws, regulations or market rules or the interpretation thereof including those related to the environment, derivative transactions and market design in the regions in which we operate;

•
Our ability to manage our liquidity needs, access the capital markets when necessary and comply with covenants under our Senior Unsecured Notes, First Lien Notes, First Lien Term Loans, Corporate Revolving Facility, CCFC Term Loan and other existing financing obligations;

•	Risks associated with the operation, construction and development of power plants, including unscheduled outages or delays and plant efficiencies;

•
Risks related to our geothermal resources, including the adequacy of our steam reserves, unusual or unexpected steam field well and pipeline maintenance requirements, variables associated with the injection of water to the steam reservoir and potential regulations or other requirements related to seismicity concerns that may delay or increase the cost of developing or operating geothermal resources;

•
Extensive competition in our wholesale and retail business, including from renewable sources of power, interference by states in competitive power markets through subsidies or similar support for new or existing power plants, lower prices and other incentives offered by retail competitors, and risks associated with marketing and selling power in the evolving energy markets;

•
Structural changes in the supply and demand of power resulting from the development of new fuels or technologies and demand-side management tools (such as distributed generation, power storage and other technologies);

•	The expiration or early termination of our PPAs and the related results on revenues;

•	Future capacity revenue may not occur at expected levels;

•
Natural disasters, such as hurricanes, earthquakes, droughts, wildfires and floods, acts of terrorism or cyber-attacks that may affect our power plants or the markets our power plants or retail operations serve and our corporate offices;

•	Disruptions in or limitations on the transportation of natural gas or fuel oil and the transmission of power;

•	Our ability to manage our counterparty and customer exposure and credit risk, including our commodity positions or if a significant customer were to seek bankruptcy protection under Chapter 11;

•	Our ability to attract, motivate and retain key employees;

•	Present and possible future claims, litigation and enforcement actions that may arise from noncompliance with market rules promulgated by the SEC, CFTC, FERC and other regulatory bodies; and

•	Other risks identified in this press release, in our Annual Report on Form 10-K for the year ended December 31, 2018, and in other reports filed by us with the SEC.

Given the risks and uncertainties surrounding forward-looking statements, you should not place undue reliance on these statements. Many of these factors are beyond our ability to control or predict. Our forward-looking statements speak only as of the date of this release. Other than as required by law, we undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

Calpine Reports Full Year 2018 Results
March 8, 2019

CALPINE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Year Ended December 31,
	2018	2017
	(in millions)
Operating revenues:
Commodity revenue	$9,865	$8,836
Mark-to-market loss	(373)	(101)
Other revenue	20	17
Operating revenues	9,512	8,752
Operating expenses:
Fuel and purchased energy expense:
Commodity expense	6,914	6,268
Mark-to-market (gain) loss	(165)	70
Fuel and purchased energy expense	6,749	6,338
Operating and maintenance expense	1,020	1,080
Depreciation and amortization expense	739	724
General and other administrative expense	158	155
Other operating expenses	98	85
Total operating expenses	8,764	8,382
Impairment losses	10	41
(Gain) on sale of assets, net	—	(27)
(Income) from unconsolidated subsidiaries	(24)	(22)
Income from operations	762	378
Interest expense	617	621
(Gain) loss on extinguishment of debt	(28)	38
Other (income) expense, net	81	32
Income (loss) before income taxes	92	(313)
Income tax expense	64	8
Net income (loss)	28	(321)
Net income attributable to the noncontrolling interest	(18)	(18)
Net income (loss) attributable to Calpine	$10	$(339)

Calpine Reports Full Year 2018 Results
March 8, 2019

CALPINE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
December 31, 2018 and 2017
(Unaudited)

	2018	2017
	(in millions, except share and per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$205	$284
Accounts receivable, net of allowance of $9 and $9	1,022	970
Inventories	525	498
Margin deposits and other prepaid expense	315	203
Restricted cash, current	167	134
Derivative assets, current	142	174
Other current assets	43	43
Total current assets	2,419	2,306
Property, plant and equipment, net	12,442	12,724
Restricted cash, net of current portion	34	25
Investments in unconsolidated subsidiaries	76	106
Long-term derivative assets	160	218
Goodwill	242	242
Intangible assets, net	412	512
Other assets	277	320
Total assets	$16,062	$16,453
LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$958	$777
Accrued interest payable	96	104
Debt, current portion	637	225
Derivative liabilities, current	303	197
Other current liabilities	489	571
Total current liabilities	2,483	1,874
Debt, net of current portion	10,148	11,180
Long-term derivative liabilities	140	119
Other long-term liabilities	235	213
Total liabilities	13,006	13,386

Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value per share; authorized 5,000 and 1,400,000,000 shares, respectively, 105.2 and 361,677,891 shares issued, respectively, and 105.2 and 360,516,091 shares outstanding, respectively	—	—
Treasury stock, at cost, nil and 1,161,800 shares, respectively	—	(15)
Additional paid-in capital	9,582	9,661
Accumulated deficit	(6,542)	(6,552)
Accumulated other comprehensive loss	(77)	(106)
Total Calpine stockholders’ equity	2,963	2,988
Noncontrolling interest	93	79
Total stockholders’ equity	3,056	3,067
Total liabilities and stockholders’ equity	$16,062	$16,453

Calpine Reports Full Year 2018 Results
March 8, 2019

CALPINE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2018 and 2017
(Unaudited)

	2018	2017
	(in million)
Cash flows from operating activities:
Net cash provided by operating activities	$1,101	$949
Cash flows from investing activities:
Purchases of property, plant and equipment	$(415)	$(305)
Proceeds from sale of power plants and other	11	162
Purchase of North American Power, net of cash acquired	—	(111)
Return of investment from unconsolidated subsidiaries	18	—
Other	(6)	43
Net cash used in investing activities	$(392)	$(211)
Cash flows from financing activities:
Borrowings under CCFC Term Loan and First Lien Term Loans	$—	$1,395
Repayments of CCFC Term Loans and First Lien Term Loans	(41)	(2,150)
Borrowings under First Lien Notes	—	560
Repurchases of Senior Unsecured and First Lien Notes	(355)	(453)
Borrowings under Corporate Revolving Facility	355	25
Repayments of Corporate Revolving Facility	(325)	(25)
Borrowings from project financing, notes payable and other	220	—
Repayments of project financing, notes payable and other	(470)	(174)
Distribution to noncontrolling interest holder	(9)	(12)
Financing costs	(18)	(60)
Stock repurchases	(79)	—
Shares repurchased for tax withholding on stock-based awards	(7)	(7)
Dividends paid(1)	(20)	—
Other	3	—
Net cash used in financing activities	$(746)	$(901)
Net decrease in cash, cash equivalents and restricted cash	(37)	(163)
Cash, cash equivalents and restricted cash, beginning of period	443	606
Cash, cash equivalents and restricted cash, end of period(2)	$406	$443

Cash paid during the period for:
Interest, net of amounts capitalized	$587	$575
Income taxes	$23	$12

(Table continues)

Calpine Reports Full Year 2018 Results
March 8, 2019

CALPINE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)
(Unaudited)

	2018	2017
	(in millions)
Supplemental disclosure of non-cash investing activities:
Purchase of King City Cogeneration Plant Lease(3)	$—	$15
Change in capital expenditures included in accounts payable	$19	$20
__________

(1)
On March 8, 2018, we completed a merger with an affiliate of Energy Capital Partners and a consortium of other investors. Subsequent to this transaction, we paid certain merger-related costs incurred by CPN Management, LP, our direct parent.

(2)	Our cash and cash equivalents, restricted cash, current and restricted cash, net of current portion are stated as separate line items on our Consolidated Balance Sheets.

(3)
On April 3, 2017, we completed the purchase of the King City Cogeneration Plant lease in exchange for a three-year promissory note with a discounted value of $57 million. We recorded a net increase to property, plant and equipment, net on our Consolidated Balance Sheet of $15 million due to the increased value of the promissory note as compared to the carrying value of the lease.

Calpine Reports Full Year 2018 Results
March 8, 2019

REGULATION G RECONCILIATIONS

In addition to disclosing financial results in accordance with U.S. GAAP, the accompanying 2018 earnings release contains non-GAAP financial measures. Commodity Margin, Adjusted Free Cash Flow and Adjusted Unlevered Free Cash Flow are non-GAAP financial measures that we use as measures of our performance and liquidity. These non-GAAP measures should be viewed as a supplement to and not a substitute for our U.S. GAAP measures of performance and liquidity, and the financial results calculated in accordance with U.S. GAAP and reconciliations from these results should be carefully evaluated.

Commodity Margin includes revenues recognized on our wholesale and retail power sales activity, electric capacity sales, renewable energy credit sales, steam sales, realized settlements associated with our marketing, hedging, optimization and trading activity less costs from our fuel and purchased energy expenses, commodity transmission and transportation expenses, environmental compliance expenses and ancillary retail expense. We believe that Commodity Margin is a useful tool for assessing the performance of our core operations and is a key operational measure of profit reviewed by our chief operating decision maker. Commodity Margin is not a measure calculated in accordance with U.S. GAAP and should be viewed as a supplement to and not a substitute for our results of operations presented in accordance with U.S. GAAP. Commodity Margin does not intend to represent income (loss) from operations, the most comparable U.S. GAAP measure, as an indicator of operating performance and is not necessarily comparable to similarly titled measures reported by other companies.

Adjusted Free Cash Flow represents cash flows from operating activities including the effects of maintenance capital expenditures, adjustments to reflect the Adjusted Free Cash Flow from unconsolidated investments and to exclude the noncontrolling interest and other miscellaneous adjustments such as the effect of changes in working capital. Adjusted Unlevered Free Cash Flow is calculated on the same basis as Adjusted Free Cash Flow but excludes the effect of cash interest, net, and operating lease payments, thus capturing the performance of our business independent of its capital structure. Adjusted Free Cash Flow and Adjusted Unlevered Free Cash Flow are presented because we believe they are useful measures of liquidity to assist in comparing financial results from period to period on a consistent basis and to readily view operating trends, as measures for planning and forecasting overall expectations and for evaluating actual results against such expectations and in communications with our Board of Directors, owners, creditors, analysts and investors concerning our financial results. Adjusted Free Cash Flow and Adjusted Unlevered Free Cash Flow are liquidity measures and are not intended to represent cash flows from operations, the most directly comparable U.S. GAAP measure, and are not necessarily comparable to similarly titled measures reported by other companies.

Calpine Reports Full Year 2018 Results
March 8, 2019

Adjusted Unlevered Free Cash Flow Reconciliation

In the following table, we have reconciled our cash flows from operating activities to our Adjusted Free Cash Flow and Adjusted Unlevered Free Cash Flow for the years ended December 31, 2018 and 2017 (in millions).

	Years Ended December 31,
	2018	2017
Net cash provided by operating activities	$1,101	$949
Add:
Maintenance capital expenditures(1)	(319)	(169)
Tax differences	4	(9)
Adjustments to reflect Adjusted Free Cash Flow from unconsolidated investments and exclude the non-controlling interest	(32)	(10)
Capitalized corporate interest	(29)	(26)
Changes in working capital	102	(71)
Amortization of acquired derivative contracts	25	26
Other(2)	124	61
Adjusted Free Cash Flow	$976	$751
Add:
Cash interest, net(3)	632	620
Operating lease payments	26	26
Adjusted Unlevered Free Cash Flow	$1,634	$1,397

Net cash used in investing activities	$(392)	$(211)
Net cash used in financing activities	$(746)	$(901)

Supplemental disclosure of cash activities:
Major maintenance expense and maintenance capital expenditures(4)	$432	$428
Cash taxes	$13	$3
Other	$(2)	$14
_________

(1)	Maintenance capital expenditures exclude major construction and development projects.

(2)
Other primarily represents miscellaneous items excluded from Adjusted Free Cash Flow such as one time events including merger-related costs and legal settlements that are included in cash flow from operations.

(3)	Includes commitment, letter of credit and other bank fees from both consolidated and unconsolidated investments, net of capitalized interest and interest income.

(4)
Includes $113 million and $259 million in major maintenance expenditures for the years ended December 31, 2018 and 2017, respectively, and $319 million and $169 million in maintenance capital expenditures for the years ended December 31, 2018 and 2017, respectively.

Calpine Reports Full Year 2018 Results
March 8, 2019

Commodity Margin Reconciliation

The following tables reconcile income (loss) from operations to Commodity Margin for the years ended December 31, 2018 and 2017 (in millions):

	Year Ended December 31, 2018
	Wholesale
					Consolidation
					And
	West	Texas	East	Retail	Elimination	Total
Income (loss) from operations	$196	$(145)	$507	$204	$—	$762
Add:
Operating and maintenance expense	348	272	269	163	(32)	1,020
Depreciation and amortization expense	269	237	180	53	—	739
General and other administrative expense	40	61	38	19	—	158
Other operating expenses	42	24	32	—	—	98
Impairment losses	—	—	10	—	—	10
(Income) from unconsolidated subsidiaries	—	—	(26)	2	—	(24)
Less: Mark-to-market commodity activity, net and other(1)	(165)	(197)	40	84	(32)	(270)
Commodity Margin	$1,060	$646	$970	$357	$—	$3,033

	Year Ended December 31, 2017
	Wholesale
					Consolidation
					And
	West	Texas	East	Retail	Elimination	Total
Income (loss) from operations	$239	$(231)	$216	$154	$—	$378
Add:
Operating and maintenance expense	361	308	302	138	(29)	1,080
Depreciation and amortization expense	240	208	201	75	—	724
General and other administrative expense	45	66	27	17	—	155
Other operating expenses	38	14	33	—	—	85
Impairment losses	28	13	—	—	—	41
(Gain) on sale of assets, net	—	—	(27)	—	—	(27)
(Income) from unconsolidated subsidiaries	—	—	(24)	2	—	(22)
Less: Mark-to-market commodity activity, net and other(1)	(19)	(174)	(62)	(10)	(29)	(294)
Commodity Margin	$970	$552	$790	$396	$—	$2,708
_________

(1)	Includes nil and $(8) million of lease levelization and $104 million and $178 million of amortization expense for the years ended December 31, 2018, and 2017, respectively.

Calpine Reports Full Year 2018 Results
March 8, 2019

OPERATING PERFORMANCE METRICS
The table below shows the operating performance metrics on a consolidated basis and by regional segment for our wholesale business for the periods presented:

	Years Ended December 31,
	2018	2017
Total MWh generated (in thousands)(1)(2)	95,732	93,114
West	25,247	21,946
Texas	44,661	43,117
East	25,824	28,051

Average availability(2)	87.6%	86.8%
West	88.5%	83.2%
Texas	88.8%	89.3%
East	85.5%	86.7%

Average capacity factor, excluding peakers	46.9%	46.6%
West	41.4%	35.5%
Texas	57.6%	55.6%
East	42.5%	46.2%

Steam adjusted heat rate (Btu/kWh)(2)	7,353	7,305
West	7,347	7,321
Texas	7,152	7,137
East	7,708	7,568
________

(1)	Excludes generation from unconsolidated power plants and power plants owned but not operated by us.

(2)	Generation, average availability and steam adjusted heat rate exclude power plants and units that are inactive.